SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C. 20549




                            FORM N-8A

   Notification of Registration Filed Pursuant to Section 8(a)
              of the Investment Company Act of 1940



     The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:


Name:                     The World Funds, Inc.


Address of Principal Business Office (No. & Street, City, State,
Zip Code):

         1500 Forest Avenue, Suite 223, Richmond, VA 23229


Telephone Number (including area code):         (804) 285-8211


Name and address of agent for service of process:

                  John Pasco, III

    1500 Forest Avenue, Suite 223, Richmond, VA 23229


Check Appropriate Box:

     Registrant is filing a Registration Statement pursuant to
Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

                     XX   Yes                 No












                           SIGNATURES


     Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registrant to be duly signed on its behalf in the city of Richmond and the state of Virginia on the 13th day of June, 1997.



                                        The World Funds, Inc.
                                        (Name of Registrant)



                              BY:
                                   John Pasco, III
                                   President and Chairman




Attest:
          F. Byron Parker, Jr., Secretary

Attest:
          Mary T. Pasco, Asst. Secretary